Exhibit 16

October 17, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for US Gold Corporation, and under the date of March 16, 2008, we reported on the consolidated financial statements of US Gold Corporation as of and for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007. On October 13, 2008, we were dismissed. We have read US Gold Corporation’s statements included under Item 4.01 of its Form 8-K dated October 13, 2008, and we agree with such statements.

Very truly yours,

KPMG LLP